                                                                    EXHIBIT 11.1

                          FIRST REPUBLIC BANCORP INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                          YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------
                             1993         1992        1991        1990        1989
                          -----------  ----------- ----------  ----------  ----------
Primary:
  Net Income............  $12,439,000  $11,762,000 $7,505,000  $3,804,000  $1,110,000
  Less: Dividends on
Series B Preferred
Stock(1)................          --           --    (340,000)   (224,000)        --
                          -----------  ----------- ----------  ----------  ----------
  Net income available
to common stock.........   12,439,000   11,762,000  7,165,000   3,580,000   1,110,000
  Effect of convertible
    subordinated
    debentures, net of
    taxes(2)............    1,599,000       94,000        --          --          --
                          -----------  ----------- ----------  ----------  ----------
  Adjusted net income
for fully-diluted
calculation.............  $14,038,000  $11,856,000 $7,505,000  $3,804,000  $1,110,000
                          ===========  =========== ==========  ==========  ==========
  Weighted average
    shares outstanding,
    excluding treasury
    shares..............    7,716,086    7,340,523  3,998,403   3,284,526   3,284,526
  Wtd. avg. shares
issuable from Preferred
Stock, Series A.........          --           --     260,725     297,150     297,150
  Wtd. avg. shares
issuable from Preferred
Stock, Series C.........          --           --      32,854      30,410         --
  Effect of stock
options exercised during
period..................        7,472       33,667      7,718      32,590         --
  Wtd. avg. shares of
    dilutive stock
    options under
    treasury stock
    method(3)...........      284,512      284,017    169,676         --          --
  Wtd. avg. shares of
stock purchased by
employees...............        2,746          --         --          --          --
  Wtd. avg. shares of
treasury stock..........         (141)         --         --          --          --
                          -----------  ----------- ----------  ----------  ----------
  Adjusted shares
outstanding--primary....    8,010,675    7,691,061  4,466,932   3,614,266   3,581,676
                          ===========  =========== ==========  ==========  ==========
  Net income per share--
primary.................        $1.55        $1.53      $1.60       $0.99       $0.31
                          ===========  =========== ==========  ==========  ==========
Fully-Diluted:
  Adjusted shares--
primary, from above.....    8,010,675    7,691,061  4,466,932   3,614,266   3,581,676
  Wtd. avg. shares
    issuable upon
    conversion of
    convertible
    subordinated
    debentures(2).......    2,524,210      134,637        --          --          --
  Additional wtd. avg.
    shares of dilutive
    stock options
    converted at period-
    end stock price
    under the treasury
    stock method(4).....       32,915       67,864      8,296         --          --
  Additional wtd. avg.
    shares issuable from
    conversion of
    Preferred Stock,
    Series B(1).........          --           --     562,703     379,869         --
                          -----------  ----------- ----------  ----------  ----------
  Adjusted shares
outstanding--fully-
diluted.................   10,567,800    7,832,484  5,077,931   3,994,135   3,581,676
                          ===========  =========== ==========  ==========  ==========
  Net income per share--
fully-diluted...........        $1.33        $1.51      $1.48       $0.95       $0.31
                          ===========  =========== ==========  ==========  ==========

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  Per share amounts and numbers of shares have been adjusted to reflect the effect of two 3% stock dividends declared by the Company's Board of Directors to stockholders of record on February 25, 1993 and February 18, 1994.
(1) Not applicable prior to 1990 and after 1991. The Series B Preferred Stock was outstanding from May 30, 1990 to November 13, 1991.
(2) Due to the issuance of convertible subordinated debentures in December 1992, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.
(3) Stock options were not dilutive for 1990 or 1989 as the average stock price was lower than the exercise price on options outstanding for those periods.
(4) The result of the computation of the fully-dilutive impact of stock options outstanding is antidilutive in 1989 and 1990 and is not reflected in the table above because the year-end price of the Company's common stock is less than the average exercise price of the outstanding stock options. During 1991 and portions of 1993 and 1992, the quarter ending market price exceeded the average exercise price resulting in additional shares for the fully-diluted calculation.